Exhibit 99.1


        S & K FAMOUS BRANDS REPORTS THIRD QUARTER AND NINE MONTH RESULTS

Richmond, VA, November 25, 2003--S&K Famous Brands, Inc. (NASDAQ:SKFB, www.skmenswear.com) today announced results for the third quarter and nine months ended November 1, 2003.

Net income for the third quarter ended November 1, 2003 was $186,000 or $0.07 per diluted share compared to a loss of ($202,000), or ($0.08) per diluted share, in the same period last year. Total sales for the quarter were $38.4 million compared to $36.1 million for the same quarter of last year. Same-store sales for the third quarter increased 6%.

For the nine months ended November 1, 2003 net income was $2,048,000, or $0.82 per diluted share, compared to $1,326,000, or $0.44 per diluted share, for the same period last year. Total sales for the nine months ended November 1, 2003 were $120.1 million compared to $114.0 million for the first nine months of last year. Same-store sales for the nine months increased approximately 5% over last year.

Stewart M. Kasen, President and Chief Executive Officer, said, "We are pleased with the Company's third quarter earnings representing improved performance compared with last year. On a year-to-date basis net income is up 54% and book value now exceeds $18.90 per share. We look forward to the upcoming holiday season."

The Company also announced that it has granted performance awards to better tie long-term employee incentive compensation to Company performance. Approximately 331,000 performance awards were granted to officers of the company, and are earned at the end of a four-year period ending January 2007. At that time, between 166,000 and 331,000 of these awards will be earned at a value equal to a share of the Company's common stock dependent upon the Company's achievement of annual compounded earnings growth between 10% and 20%. If the Company meets earnings objectives there will be corresponding charges to earnings. If there is a charge for the fiscal year ending January 2004, it would be recognized in the fourth quarter. None of the awards will be earned if annual compound earnings growth is below 10%. Mr. Kasen said, "We believe this incentive better aligns shareholder and employee interests rather than the previous practice of granting stock options."

The Company recently completed its store expansion for the year. During the year the Company opened seven new stores in North Carolina, South Carolina, Tennessee and Virginia. Four stores were relocated in Georgia and New York. During the year the Company closed four stores which had not met the Company's sales and profitability expectations in New York, Texas and Virginia.

S&K Famous Brands, Inc. is a retailer of value-priced menswear operating 239 stores in 27 states reaching from the East Coast to Texas and from Maine to Florida. S&K offers a complete line of men's apparel generally priced 20-40% below department store and specialty store regular prices. For more information, go to our Web site at www.skmenswear.com.

                          (Financial Tables to Follow)

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the value-priced men's apparel industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.
                                      # # #

S & K FAMOUS BRANDS REPORTS THIRD QUARTER AND NINE MONTH RESULTS

                                                   S & K FAMOUS BRANDS, INC.
                                                      STATEMENTS OF INCOME
                                                          (unaudited)


($ and shares in 000s, except per share data)                     Three Months Ended                   Nine Months Ended
                                                             ------------------------------       ----------------------------
                                                              November 1,      November 2,         November 1,     November 2,
                                                                 2003             2002                2003             2002
                                                             ------------------------------       ----------------------------
Net sales                                                       $38,445          $36,108            $120,060         $113,993
Cost of sales.......................................             20,134           18,621              62,482           59,020
                                                             ------------------------------       ----------------------------
Gross profit........................................             18,311           17,487              57,578           54,973
Other costs and expenses:
   Selling, general and administrative..............             17,020           16,893              51,544           50,341
   Interest.........................................                140              144                 357              311
   Depreciation and amortization....................                789              812               2,366            2,399
   Other, net.......................................                 62              (36)                  8             (217)
                                                             ------------------------------       ----------------------------
Income (loss) before income taxes...................                300             (326)              3,303            2,139
Provision for income taxes..........................                114             (124)              1,255              813
                                                             ------------------------------       ----------------------------
Net income (loss)...................................            $   186         $   (202)             $2,048           $1,326
                                                             ==============================       ============================
Diluted net earnings per share......................            $  0.07         $  (0.08)             $ 0.82           $ 0.44
                                                             ==============================       ============================
Weighted average common shares outstanding plus
   dilutive potential common shares.................              2,527            2,524               2,504            3,004
                                                             ==============================       ============================
Effective income tax rate...........................               38.0%            38.0%               38.0%            38.0%
                                                             ==============================       ============================



                                         CONDENSED BALANCE SHEETS
                                               (unaudited)

($ in 000s)                                                            November 1,           November 2,
                                                                          2003                  2002
                                                                       -----------           -----------
Assets:
    Inventory..............................................              $59,778               $56,663
    Other current assets...................................                4,556                 4,738
                                                                       -----------           -----------
        Total current assets...............................               64,334                61,401
    Property and equipment, net............................               15,575                16,335
    Other assets...........................................                7,383                 7,075
                                                                       -----------           -----------
                                                                         $87,292               $84,811
                                                                       ===========           ===========

Liabilities and Shareholders' Equity:
    Accounts payable.......................................              $18,478               $20,107
    Other current liabilities..............................                5,401                 4,178
                                                                       -----------           -----------
        Total current liabilities..........................               23,879                24,285
    Long-term debt.........................................               13,209                13,456
    Other long-term liabilities............................                1,731                 1,664
    Deferred income taxes..................................                1,502                 1,485
    Shareholders' equity...................................               46,971                43,921
                                                                       -----------           -----------
                                                                         $87,292               $84,811
                                                                       ===========           ===========
                                                       ###


                                                    4